Exhibit 99.1

INmune Bio, Inc. Data at ASH Highlight Innovative Natural Killer Cell Therapeutic Platform Showing 100+ Day Persistence of Cancer Killing Memory Like NK Cells in Patients with AML/MDS Following Treatment with INKmune™

Boca Raton, Florida, Dec. 08, 2022 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (“INMB” or “the Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease will present data from UK patients with MDS or AML treated with INKmune™ at the annual American Society for Hematology (ASH) Conference held in New Orleans December 10th – 13th. The clinical team at Southampton University in the UK, led by Professor Kim Orchard, the past president of the British Society of Blood and Marrow Transplantation and Cellular Therapy, is the first author of the presentation.

The poster presents findings from patients who have received INKmune therapy for treatment of their AML/MDS and provides additional information on the biologic changes that occur in the patients’ NK cells after treatment with INKmune. Highlights include:

1.	INKmune safely administered to 4 patients without SAE/R.

2.	Demonstrable and sustained NK activation in 3 of the 4 patients. Patient 4 had a high level of disease with low numbers of NK cells of which more than half her NK cells were immature.

3.	Persistent tumor killing memory-like NK cells in the patient with MDS for more than 100 days.

4.	NK activation temporally associated with significant changes in systemic levels of key cytokines including Macrophage Inflammatory Proteins (MIP1-a and MIP1-b).

5.	INKmune™ activated NK cells show proteomic and metabolomic changes predictive of improved survival in the tumor microenvironment (TME).

“The treatment of these patients with advanced hematologic malignancies has produced proof-of-concept data for INKmune while expanding insight into the role of NK cells in controlling cancer,” said Dr. Mark Lowdell, CSO of INmune Bio. “The performance of INKmune primed NK cells in vivo has mirrored all of our in vitro data and the proteomics and metabolomics data increase our knowledge into INKmune™ mechanism of action. The increase in circulating MIP1-a and MIP1-b in our patients after INKmune is very exciting. MIP-1 cytokines promote anti-cancer immune responses by intra-tumoral monocytes and T cells and promote recruitment of immune cells into the tumor microenvironment. We believe these new insights will aid in reaching our ultimate goal of providing a more comprehensive therapy for these extremely poor prognosis patients.”

The Laurel Phase I trial continues to enroll patients in the UK and EU with two new sites in the process of opening recruitment. In addition, the Company is preparing to expand the INKmune™ program to the US in a solid tumor indication. The Company will make additional announcements regarding the solid tumor target and the timing of the clinical trial.

“Presentation of data at the most important hematologic cancer meeting is an honor. We hope this will be the first of many presentations on this promising program,” said RJ Tesi, MD, CEO of INmune Bio. “The ability of INKmune™ primed NK cells to survive and thrive in the hypoxic and immunologically hostile TME is unique. This biology makes a pivot to INKmune™ treatment of solid tumors an obvious next step in the platform’s growth.”

About INKmune™

INKmune™ is a pharmaceutical-grade, replication-incompetent human tumor cell line which conjugates to resting NK cells and delivers multiple, essential priming signals akin to treatment with at least three cytokines in combination. INKmune™ is stable at -80oC and is delivered by a simple IV infusion. The INKmune:NK interaction ligates multiple activating and co-stimulatory molecules on the NK cell and enhances its avidity of binding to tumor cells; notably those resistant to normal NK-mediated lysis. Tumor-primed NK (TpNK) cells can lyse a wide variety of NK-resistant tumors including leukemias, lymphomas, myeloma, ovarian cancer, breast cancer.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
info@inmunenbio.com

Investor Contact:

Jason Nelson
Core IR
(516) 842-9614 x-823